EXHIBIT 99.1

River Valley Bancorp
Announces Earnings for the Quarter
 Ended March 31, 2009

For Immediate Release
Tuesday April 21, 2009

Madison, Indiana – April 21, 2009– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2009.

Net income for the quarter was $543,181, a decrease of $72,128, from the $615,309 reported for the quarter ended March 31, 2008. For the period, the Corporation expensed $385,000 for the provision for loan losses, an $185,000 increase over the same period in 2008. Net income for the quarter ended March 31, 2009 expressed as basic earnings per share were $0.36. For the same period in 2008, basic earnings per share were $0.38. For the quarter ended March 31, 2009, return on average assets was 0.57% and the return on equity was 8.58%, which compares to 0.70% and 9.34%, respectively for the period ended March 31, 2008.

The quarterly results reflect improving interest margins and higher non-interest income, including sharply higher fee income from the sale of loans to the secondary market. These increases were offset by higher operating expenses, disposition costs of real estate owned, and the increase in the provision for loan losses.

Assets totaled $384.2 million as of March 31, 2009, an increase of $35.1 million from balances reported on March 31, 2008, and an increase of $11.8 million from the balances reported as of December 31, 2008.  Net loans, including loans held for sale, were $283.0 million as of March 31, 2009, an increase of $19.1 million from $263.9 million as of March 31, 2008 and a decrease of $2.3 million from December 31, 2008. Deposits totaled $262.7 million as of March 31, 2009, an increase of $42.7 million from March 31, 2008, and an increase of $15.0 million reported as of December 31, 2008.

“The continuation of the economic malaise is finally being felt in the heartland. It is a bittersweet story as the Corporation addresses an economic environment not seen for nearly 80 years. The Corporation has experienced outstanding deposit and asset growth as customers seek the safety and security of community banking. Correspondingly, and in spite of government intervention and prodding, growth in portfolio lending may not be prudent given yields, risks, and interest rate exposures,” stated Matthew P. Forrester, president of River Valley Bancorp. The CEO further added, “The cold hard truth is, loan delinquency has to be of concern for every institution across this country, if not this month, then the next. We believe we are responding appropriately by anticipating and providing additional funding for the allowance for loan losses. It is a painful period in our nation’s history, in our communities, and in the lives of our customers. We are grateful and gratified that your Corporation is weathering the storm much better than most.”

Total delinquency, as defined as over 30 days, was 3.21% for the period ended March 31, 2009. That same calculation was 1.53% as of March 31, 2008, and 1.07% as of December 31, 2008.

Equity as of March 31, 2009 was $25.0 million, or 6.51% as expressed as a percentage of assets. Book value per share of River Valley Bancorp stock was $16.67 as of March 31, 2009.

The last reported trade of “RIVR” stock on April 20, 2009 was at $16.01.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Selected Financial Information
(In thousands, unless otherwise noted)

	3 Months Ended	3 Months Ended
	3-31-2009	3-31-2008

Assets	$384,162	$349,053
Net Loans, including
Loans held for sale	282,970	263,855
ALL	2,602	2,355
Deposits	262,727	220,038
Shareholders’ Equity	25,005	26,306

Total Interest Income	$4,842	$5,161
Total Non Interest Income	1,039	846
Interest Expense	2,384	2,926
Non Interest Expense	2,444	2,046
Provision for Loan Losses	385	200
Taxes	125	221
Net Income	543	615

ROAA	0.57%	0.70%
ROAE	8.58%	9.34%
Earnings per Basic Share	$0.36	$0.38
Diluted Earnings per Share	$0.36	$0.37

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949